Hallmark Investment Series Trust

 Signature Page

This report is signed on behalf of the registrant (or depositor or trustee).

City of: New York           State of: New York         Date: March 2, 2007

Hallmark Investment Series Trust

By: Bruce Bent II - Co-CEO

Witness: Arthur Bent  - Co-CEO